Exhibit 99.1

Explanatory Note

As previously reported by the Reporting Person on a Statement of Changes in Beneficial Ownership on Form 4, pursuant to an Amended and Restated Purchase Agreement, dated as of January 30, 2002 (as amended on April 16, 2002), by and among McLeodUSA Incorporated (the “Issuer”), Forstmann Little & Co. Equity Partnership-VII, L.P. (“Equity-VII”), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P. (“MBO-VIII”) and the parties signatory thereto, Equity-VII and MBO-VIII purchased from the Issuer, among other securities, for an aggregate purchase price of $175 million, 74,027,764 shares of the Issuer’s Class A Common Stock, of which 46,267,352 shares were issued to Equity-VII and 27,760,412 shares were issued to MBO-VIII.  The Reporting Person is a general partner of FLC XXXII Partnership, L.P., which is the general partner of Equity-VII, and a general partner of FLC XXXIII Partnership, L.P., which is the general partner of MBO-VIII.  The Reporting Person disclaims beneficial ownership of the securities issued to Equity-VII and MBO-VIII, except to the extent of his “pecuniary interest” (as such term is defined in Rule 16a-1 under the Securities and Exchange Act of 1934, as amended), if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for Section 16 purposes or for any other purposes.